Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 28, 2016	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2016

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended June 30, 2016.

The Company’s revenues for the second quarter of 2016 were $46,224,000 compared with $45,301,000 for the second quarter of 2015.  Gaming revenues were $39,058,000 compared to $38,058,000 for the second quarter of last year.

Other operating revenues decreased to $7,166,000 compared to $7,243,000 for the second quarter of 2015 from lower rooms revenue and revenue in the second quarter of 2015 associated with the Company taking over certain retail operations in the casino. Occupancy levels in the Dover Downs Hotel were approximately 88% for the second quarter of 2016 compared with 85% during the second quarter last year.

General and administrative, depreciation and interest expenses were each down compared to the second quarter of 2015.

Net earnings were $796,000 compared with $631,000 for the second quarter of 2015.  Earnings per diluted share were $.02 in the second quarter of 2016 and 2015.

“We were disappointed that the state budget shortfall that was revealed late in the legislative session preempted consideration of the recommended changes to the casino industry’s revenue sharing model set forth in Senate Bill 183,” said Denis McGlynn President/CEO.  “Needless to say, we will continue to pursue this much needed legislation in January when the legislature returns.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,300 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Gaming (1)	$39,058	$38,058	$78,416	$76,834
Other operating (2)	7,166	7,243	12,525	12,805
	46,224	45,301	90,941	89,639
Expenses:
Gaming	36,741	35,874	74,236	72,636
Other operating	4,726	4,519	8,699	8,406
General and administrative	1,295	1,338	2,623	2,834
Depreciation	1,953	2,171	3,840	4,323
	44,715	43,902	89,398	88,199

Operating earnings	1,509	1,399	1,543	1,440

Interest expense	(218)	(330)	(447)	(678)

Earnings before income taxes	1,291	1,069	1,096	762

Income tax expense	(495)	(438)	(539)	(483)

Net earnings	$796	$631	$557	$279

Net earnings per common share:
- Basic	$0.02	$0.02	$0.02	$0.01
- Diluted	$0.02	$0.02	$0.02	$0.01

Weighted average shares outstanding:
- Basic	32,202	32,086	32,200	32,084
- Diluted	32,202	32,086	32,200	32,084

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	December 31,
	2016	2015
ASSETS

Current assets:
Cash	$10,307	$10,496
Accounts receivable	1,964	2,926
Due from State of Delaware	4,297	7,952
Inventories	2,051	1,912
Prepaid expenses and other	2,359	2,530
Receivable from Dover Motorsports, Inc.	14	—
Income taxes receivable	—	254
Deferred income taxes	—	1,308
Total current assets	20,992	27,378

Property and equipment, net	143,457	145,425
Other assets	606	672
Deferred income taxes	1,809	482
Total assets	$166,864	$173,957

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,468	$3,380
Purses due horsemen	4,334	7,473
Accrued liabilities	7,317	8,538
Payable to Dover Motorsports, Inc.	—	44
Income taxes payable	158	—
Deferred revenue	540	408
Revolving line of credit	28,000	31,500
Total current liabilities	43,817	51,343

Liability for pension benefits	7,327	7,606
Total liabilities	51,144	58,949

Stockholders’ equity:
Common stock	1,814	1,799
Class A common stock	1,487	1,487
Additional paid-in capital	5,520	5,424
Retained earnings	111,059	110,502
Accumulated other comprehensive loss	(4,160)	(4,204)
Total stockholders’ equity	115,720	115,008
Total liabilities and stockholders’ equity	$166,864	$173,957

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2016	2015

Operating activities:
Net earnings	$557	$279
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	3,840	4,323
Amortization of credit facility origination fees	52	54
Stock-based compensation	177	195
Deferred income taxes	(47)	(325)
Changes in assets and liabilities:
Accounts receivable	962	477
Due from State of Delaware	3,655	2,640
Inventories	(139)	(63)
Prepaid expenses and other	193	(730)
Receivable from/payable to Dover Motorsports, Inc.	(58)	—
Accounts payable	155	(204)
Purses due horsemen	(3,139)	(2,296)
Accrued liabilities	(1,221)	1,537
Income taxes payable/receivable	410	236
Deferred revenue	132	277
Liability for pension benefits	(211)	(163)
Net cash provided by operating activities	5,318	6,237

Investing activities:
Capital expenditures	(1,939)	(915)
Purchase of available-for-sale securities	(11)	(3)
Proceeds from sale of available-for-sale securities	9	1
Net cash used in investing activities	(1,941)	(917)

Financing activities:
Borrowings from revolving line of credit	20,830	36,450
Repayments of revolving line of credit	(24,330)	(40,560)
Repurchase of common stock	(66)	(65)
Net cash used in financing activities	(3,566)	(4,175)

Net (decrease) increase in cash	(189)	1,145
Cash, beginning of period	10,496	10,079
Cash, end of period	$10,307	$11,224